Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES THIRD QUARTER RESULTS,
DECLARES FOURTH QUARTER CASH DIVIDEND
COLUMBUS, Georgia – October 28, 2009 – Aflac Incorporated today reported its third quarter results.
Reflecting the benefit from a stronger yen/dollar exchange rate, total revenues rose 22.6% to $4.5 billion during the third quarter of 2009, compared with a year ago. Net earnings were $363 million, or $.77 per diluted share, compared with $100 million, or $.21 per share, a year ago.
Net earnings in the third quarter of 2009 included after-tax realized investment losses of $226 million, or $.48 per diluted share, compared with realized investment losses of $389 million, or $.81 per share in the third quarter of 2008. Of the realized investment losses in the third quarter of 2009, $212 million resulted from impairment losses on perpetual, or so-called “hybrid,” securities of four issuers. The impairment loss on the perpetual securities was determined using the equity impairment method because their credit ratings are below investment grade. No impairment charges will be recorded on a statutory accounting basis for these perpetual securities because Aflac’s credit analysis suggests that the issuers of the perpetual securities that were impaired on a GAAP basis will be able to meet their contractual obligations for payment. The company also realized investment losses of $22 million from the impairment of a collateralized debt obligation and $5 million primarily from the impairment of collateralized mortgage obligations. In addition, the company realized $13 million of investment gains from sales and redemptions of investment securities.
Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses, the impact from ASC 815 (or hedging activities, formerly referred to as SFAS 133), and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from ASC 815, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of Aflac’s business is in Japan, where the functional currency is the Japanese yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac’s financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.
Operating earnings in the third quarter were $589 million, compared with $493 million in the third quarter of 2008. Operating earnings per diluted share rose 22.5% to $1.25, compared with $1.02 a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.09 during the quarter. Excluding the impact from the stronger yen, operating earnings per share increased 13.7%.

Results for the first nine months of 2009 also benefited from the stronger yen. Total revenues rose 11.1% to $13.7 billion, compared with $12.3 billion a year ago. Net earnings were $1.2 billion, or $2.66 per diluted share, compared with $1.1 billion, or $2.19 per share, for the first nine months of 2008. Operating earnings for the first nine months of 2009 were $1.7 billion, or $3.67 per diluted share, compared with $1.5 billion, or $3.02 per share, in 2008. Excluding the benefit of $.23 per share from the stronger yen, operating earnings per diluted share rose 13.9% for the first nine months of 2009.
Total investments and cash at the end of September 2009 were $71.6 billion, compared with $65.6 billion at June 30, 2009. The increase in total investments and cash reflected a stronger yen at the end of the period and improvement in the fair values of the company’s investments, compared with invested asset values at the end of the second quarter of 2009. Gross unrealized losses on investment securities classified as available for sale were $3.8 billion at September 30, 2009, compared with $4.9 billion at June 30, 2009.
Shareholders’ equity was $7.9 billion at September 30, 2009, compared with $6.4 billion at June 30, 2009. Shareholders’ equity at September 30, 2009, included a net unrealized loss on investment securities of $1.1 billion, compared with a net unrealized loss of $2.1 billion at the end of June 2009. Shareholders’ equity per share was $16.85 at the end of the third quarter of 2009, compared with $13.58 per share at the end of the second quarter of 2009. The annualized return on average shareholders’ equity in the third quarter was 20.4%. On an operating basis (excluding realized investment losses, the impact of ASC 815 on net earnings, and unrealized investment gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 27.0% for the third quarter of 2009.
AFLAC JAPAN
In the third quarter, Aflac Japan’s premium income in yen rose 3.4%, and net investment income declined 2.0%. Investment income growth in yen terms was suppressed by the stronger yen/dollar exchange rate because approximately 33% of Aflac Japan’s third quarter investment income was dollar-denominated. Excluding the impact of the stronger yen, net investment income increased 2.9% in the quarter. Total revenues in yen were up 2.6%. Due to continued improvement in the benefit ratio, the pretax operating profit margin expanded from 18.3% to 20.0%. As a result, pretax operating earnings in yen increased 11.8%. For the first nine months, premium income in yen increased 3.4%, and net investment income was down .6%. Total revenues were up 2.8%, and pretax operating earnings grew 10.6%.
The average yen/dollar exchange rate in the third quarter of 2009 was 93.56, or 15.1% stronger than the average rate of 107.70 in the third quarter of 2008. For the first nine months, the average exchange rate was 94.79, or 11.6% stronger than the rate of 105.75 a year ago. Aflac Japan’s growth rates in dollar terms for both the third quarter and first nine months of the year were magnified as a result of the stronger average yen/dollar exchange rates.
Reflecting the stronger yen, premium income in dollars rose 18.9% to $3.1 billion in the third quarter. Net investment income was up 12.7% to $568 million. Total revenues increased 18.0% to $3.6 billion. Pretax operating earnings advanced 28.7% to $725 million. For the first nine months of the year, premium income was $9.0 billion, or 15.4% higher than a year ago. Net investment income rose 10.9% to $1.7 billion. Total revenues were up 14.7% to $10.7 billion. Pretax operating earnings were $2.1 billion, or 23.4% higher than a year ago.
Aflac Japan’s total new annualized premium sales increased 6.5% to 30.0 billion yen, or $320 million in the third quarter. For the first nine months of 2009, total new annualized premium sales were up 3.7% to 87.5 billion yen, or $922 million. The increase in third quarter sales reflected strong results in the medical and ordinary life insurance product categories. Although Aflac Japan’s revised medical product was just introduced in late August, the initial response from consumers was very positive. As a result, medical sales rose 13.8% in the third quarter. The ordinary life category was again led by strong child endowment sales. In addition, sales through the bank channel continued to improve. Bank channel sales in the third quarter rose 66.1%, compared with a year ago, to a record 2.2 billion yen.

AFLAC U.S.
Aflac U.S. premium income increased 3.0% to $1.1 billion, and net investment income was down 4.4% to $123 million. Total revenues rose 2.2% to $1.2 billion in the third quarter. Pretax operating earnings were $216 million, an increase of 5.7%. For the first nine months of the year, premium income rose 3.6% to $3.3 billion. Net investment income declined .4% to $375 million. Total revenues were up 3.2% to $3.7 billion, and pretax operating earnings rose 5.6% to $617 million.
Aflac U.S. total new annualized premium sales continued to reflect weak economic conditions in the United States. In the third quarter, total new sales declined 7.2% to $342 million. For the nine months, total new sales were $1.0 billion, or 6.4% lower than a year ago. However, growth in the number of new payroll accounts remained strong and encouraging. Newly established payroll accounts rose 15.0% in the third quarter and 11.5% for the first nine months of the year. New agent recruitment also remained solid. Newly recruited agents rose 9.4% during the third quarter to more than 7,000. For the first nine months, new agent recruitment was 16.4% higher than a year ago.
DIVIDEND
The board of directors declared the fourth quarter cash dividend. The fourth quarter dividend of $.28 per share is payable on December 1, 2009, to shareholders of record at the close of business on November 18, 2009.
OUTLOOK
Commenting on the company’s third quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “I continue to be encouraged by our financial and operating performance so far this year, especially in light of the weak economic conditions. Although net earnings continued to reflect larger-than-usual realized investment losses, the losses in the third quarter were significantly lower than a year ago. In addition, Aflac’s operating earnings growth was again robust and consistent with our objective for the year. I am also very pleased that our overall capital position remained strong. Despite pressure from credit rating downgrades on some of our investments, we estimate that our risk-based capital ratio was 405% at the end of September, which exceeds our internal target.
“We remain cautious on the outlook for new sales in the United States due to ongoing economic weakness. It’s clear that Aflac U.S. new annualized premium sales will fall short of our annual objective of flat to 5% growth this year. However, through new agent recruitment, effective training programs and new payroll account growth, we continue to believe we are positioning Aflac U.S. for a better sales year in 2010. In our largest market, we believe Aflac Japan will achieve its annual objective of flat sales to a 5% increase for the full year. With a tremendous consumer response to our recently introduced products and continued growth through the bank channel, we also believe we can extend Aflac Japan’s sales momentum into 2010. Overall, we have great confidence in our business model and in the need for our products in Japan and the United States.
“We are also confident we will achieve our 2009 objective of a 13% to 15% increase in operating earnings per diluted share, excluding the impact of foreign currency. If the yen averages 90 to 95 to the dollar in the last three months of the year, we would expect reported operating earnings to be in the range of $1.08 to $1.16 per diluted share in the fourth quarter. Under that scenario, we would expect full-year operating earnings per diluted share to be in the range of $4.75 to $4.83. For 2010, our objective remains a 9% to 12% increase in operating earnings per diluted share before the impact of the yen/dollar exchange rate. Although we are keenly focused on achieving our 2009 and 2010 earnings targets, our primary objective is to maintain a strong balance sheet that our customers and owners can rely on in this challenging environment.”
ABOUT AFLAC
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. As the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan, Aflac insurance products provide protection to more than 40 million people worldwide. Aflac has been recognized by Ethisphere magazine as one of the World’s Most Ethical Companies for three consecutive years and was also named by the Reputation Institute as the Most Reputable Company in the Global Insurance Industry for two consecutive years. In 2009 Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the eleventh consecutive year. Fortune magazine also ranked Aflac No. 1 on its global list of the Most Admired Companies in the Life and Health Insurance category. Aflac appears on Hispanic Enterprise magazine’s list of the 50 Best Companies for Supplier Diversity and on Black Enterprise magazine’s list of the 40 Best Companies for Diversity. Aflac was also named by Forbes magazine as America’s Best-Managed Company in the Insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the third quarter of 2009 can be found on the “Investors” page at aflac.com, along with a complete listing of Aflac’s investment holdings in the financial sector and a separate listing of the company’s investments in perpetual securities.
Aflac Incorporated will webcast its third quarter conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Thursday, October 29.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2009	2008	% Change

Total revenues	$4,526	$3,691	22.6%

Benefits and claims	2,817	2,551	10.4

Total acquisition and operating expenses	1,160	992	16.9

Earnings before income taxes	549	148	270.6

Income taxes	186	48

Net earnings	$363	$100	263.1%

Net earnings per share – basic	$.78	$.21	271.4%

Net earnings per share – diluted	.77	.21	266.7

Shares used to compute earnings per share (000):
Basic	466,586	475,357	(1.8)%
Diluted	469,714	480,745	(2.3)

Dividends paid per share	$.28	$.24	16.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2009	2008	% Change

Total revenues	$13,657	$12,294	11.1%

Benefits and claims	8,351	7,664	9.0

Total acquisition and operating expenses	3,413	3,016	13.1

Earnings before income taxes	1,893	1,614	17.3

Income taxes	648	557

Net earnings	$1,245	$1,057	17.8%

Net earnings per share – basic	$2.67	$2.22	20.3%

Net earnings per share – diluted	2.66	2.19	21.5

Shares used to compute earnings per share (000):
Basic	466,362	476,076	(2.0)%
Diluted	468,378	482,113	(2.8)

Dividends paid per share	$.84	$.72	16.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

SEPTEMBER 30,	2009	2008	% Change

Assets:

Total investments and cash	$71,625	$60,727	17.9%

Deferred policy acquisition costs	8,552	7,445	14.9

Other assets	2,439	2,285	6.7

Total assets	$82,616	$70,457	17.3%

Liabilities and shareholders’ equity:

Policy liabilities	$69,543	$58,175	19.5%

Notes payable	2,231	1,568	42.3

Other liabilities	2,960	4,214	(29.8)

Shareholders’ equity	7,882	6,500	21.3

Total liabilities and shareholders’ equity	$82,616	$70,457	17.3%

Shares outstanding at end of period (000)	467,777	476,553	(1.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED SEPTEMBER 30,	2009	2008	% Change

Operating earnings	$589	$493	19.6%

Reconciling items, net of tax:
Realized investment gains (losses)	(226)	(389)
Impact from ASC 815 (formerly SFAS 133)	–	(4)
Extinguishment of debt	–	–

Net earnings	$363	$100	263.1%

Operating earnings per diluted share	$1.25	$1.02	22.5%

Reconciling items, net of tax:
Realized investment gains (losses)	(.48)	(.81)
Impact from ASC 815 (formerly SFAS 133)	–	–
Extinguishment of debt	–	–

Net earnings per diluted share	$.77	$.21	266.7%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

NINE MONTHS ENDED SEPTEMBER 30,	2009	2008	% Change

Operating earnings	$1,719	$1,455	18.1%

Reconciling items, net of tax:
Realized investment gains (losses)	(482)	(394)
Impact from ASC 815 (formerly SFAS 133)	(3)	(4)
Extinguishment of debt	11	–

Net earnings	$1,245	$1,057	17.8%

Operating earnings per diluted share	$3.67	$3.02	21.5%

Reconciling items, net of tax:
Realized investment gains (losses)	(1.02)	(.82)
Impact from ASC 815 (formerly SFAS 133)	(.01)	(.01)
Extinguishment of debt	.02	–

Net earnings per diluted share	$2.66	$2.19	21.5%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED SEPTEMBER 30, 2009	Changes	Changes[2]

Premium income	14.2%	3.2%

Net investment income	8.6	.8

Total benefits and expenses	12.3	1.6

Operating earnings	19.6	11.0

Operating earnings per diluted share	22.5	13.7

[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
NINE MONTHS ENDED SEPTEMBER 30, 2009	Changes	Changes[2]

Premium income	11.9%	3.5%

Net investment income	7.7	1.7

Total benefits and expenses	10.1	1.9

Operating earnings	18.1	10.8

Operating earnings per diluted share	21.5	13.9

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2009 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating			% Growth			Yen
Rate	EPS			Over 2008			Impact
85	$5.04	–	5.12	26.3	–	28.3%	$.53

90	4.87	–	4.96	22.1	–	24.3	.37

95	4.73	–	4.81	18.5	–	20.6	.22

100	4.59	–	4.68	15.0	–	17.3	.09

103.46*	4.51	–	4.59	13.0	–	15.0	–

105	4.47	–	4.55	12.0	–	14.0	(.04)

110	4.37	–	4.44	9.5	–	11.3	(.15)

*	Actual 2008 weighted-average exchange rate

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy generally; governmental actions for the purpose of stabilizing the financial markets; defaults and downgrades in certain securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac’s investment in perpetual securities; differing judgments applied to investment valuations; subjective determinations of amount of impairments taken on our investments; realization of unrealized losses; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular sector; concentration of business in Japan; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries’ ability to pay dividends to the Parent Company; changes in regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; ability to continue to develop and implement improvements in information technology systems; changes in U.S. and/or Japanese accounting standards; decreases in our financial strength or debt ratings; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events; and failure of internal controls or corporate governance policies and procedures.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or
kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com